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                                                                   EXHIBIT 10.19

                       EMPLOYEE CONFIDENTIALITY AGREEMENT



I, ____________________________, in consideration for my future employment by Phoenix International Ltd., Inc., or its subsidiaries or successors (hereinafter called "Phoenix") and the payment of future wages as compensation for services rendered in the course of my employment, hereby agree as follows:

1. That during the course of such employment I will not act as an employee, agent or representative of any other company and will devote my full time to representing Phoenix in a manner consistent with established Phoenix policies and management directives.

2. That I will not disclose to Phoenix any proprietary information of any other party previously disclosed to me in confidence, and declare that I am not bound by any prior agreement which prohibits my employment by Phoenix or the assignment of any newly created intellectual property right to Phoenix.

3. That I recognize and acknowledge that in the course of my employment by Phoenix I may have access to and gain knowledge of proprietary or confidential information relating to Phoenix's products, processes, services or business operations, including information relating to development, marketing, strategy, customers, suppliers, finances, forecasts and other employees. I understand that Phoenix's confidential information shall include information of its customers which Phoenix is under obligation to maintain as confidential. I agree not to disclose to anyone outside of Phoenix or to use for any purposes other than Phoenix's business purposes, any of Phoenix's proprietary or confidential information, either during the term or after my employment by Phoenix.

4. That I will assign, and do hereby assign, to Phoenix, all my rights to intellectual property which I make or conceive, in the course of my employment by Phoenix or with the use of Phoenix's time, materials, facilities, or relating to any subject matter with which Phoenix is concerned, and I further agree, without charge to Phoenix, but at its expense, to execute, acknowledge and to aid in preparation of all documentation as may be necessary to obtain registration of patents or copyrights in any and all countries and to vest title thereto in Phoenix. This paragraph shall not apply to an invention for which no equipment, supplies, facilities, or proprietary information of Phoenix was used and which was developed entirely on my own time, unless (a) the invention relates: (1) to the business of Phoenix, or (2) to Phoenix's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by me for Phoenix. I further agree that upon termination of my
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         employment I will disclose to Phoenix all details of any computer program or other project on which I have worked during my employment, which has not been disclosed fully before my termination, and will deliver up to Phoenix all memoranda, notes, records, manuals, drawings, electronic media, and any other documents obtained from Phoenix or produced by me during my employment.

5. That I will disclose promptly to Phoenix any and all ideas, discoveries, inventions, which I may make or conceive either solely or jointly with others, during the twelve-month period immediately following termination of employment by Phoenix, which relate to the work performed by me while in the employ of Phoenix. I further agree to assign and do hereby assign to Phoenix all my rights and interests in any and all such inventions and further agree, without charge to Phoenix but at its expense, to execute, to acknowledge and to aid in the preparation of all such further papers, including applications for patents or copyrights, as may be necessary to obtain patent or copyright registrations on said inventions in any and all countries and to vest title thereto to Phoenix.

6. That for a period of twelve months after termination of my employment for any reason, I will not directly or indirectly solicit, divert or take away, or attempt to solicit, divert or take away any customers, employees, licensees or third party alliance candidates negotiating with Phoenix at the time of termination within any region or territory in which I was employed by Phoenix; nor will I accept employment at or perform services for any potential customer, licensee or third party alliance candidate negotiating with Phoenix at the time of my termination within any region or territory in which I was employed by Phoenix. I hereby acknowledge that Phoenix is justified in obtaining the restrictions contained above in that it has a legitimate business interest to protect, specifically, but not limited to, its trade secrets and confidential information and its substantial relationships with prospective or existing customers. I further acknowledge that the restrictions contained above are reasonably necessary to protect and preserve the legitimate business interests of Phoenix.

7. That in the event any part of the confidential information recited by this Agreement becomes generally known to the public through legitimate origins (other than by breach of this Agreement), that part of the confidential information shall no longer be deemed confidential information for the purposes of this Agreement, but I shall continue to be bound by the terms of this Agreement as to all other confidential information.

8. That if any phrase, clause or provision of this Agreement is declared invalid or unequal by a court of competent jurisdiction, such phrase, clause or provision shall be deemed



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         severed from this Agreement, but will not affect any other provision of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

9. That I stipulate and agree that breach of this Agreement will result in immediate and irreparable harm to the business and goodwill of Phoenix and that damages, if any, and remedies at law for such breach would be inadequate. Phoenix shall therefore be entitled to apply for and receive from any court of competent jurisdiction, an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper.

10. That this Agreement is a condition of my employment by Phoenix but in no way operates as a guarantee of continued employment. I understand that Phoenix is an at-will employer.


Signature of Employee: _________________________   Date: ___________

Witness: _______________________________________   Date: __________





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